Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-149799

Issuer Free Writing Prospectus dated November 17, 2010

TERM SHEET

Issuer:	The Dun & Bradstreet Corporation
Size:	$300,000,000
Security Type:	Senior Notes
Coupon:	2.875%
Maturity:	November 15, 2015
Trade Date:	November 17, 2010
Price to Public:	99.647%
Yield:	2.952%
Spread:	T + 150 bps
Benchmark Treasury:	1.25% due October 31, 2015
Benchmark Treasury Price and Yield:	99-1 1/4; 1.452%
Coupon Dates:	May 15 and November 15
First Coupon:	May 15, 2011
Settlement:	November 24, 2010 (T+5)
Make Whole Call:	Callable at any time at the greater of par and the make-whole redemption price (Treasury plus 25 basis points)
Anticipated Ratings:	A- (S&P) / A- (Fitch)
CUSIP:	26483EAE0
ISIN:	US26483EAE05
Joint Bookrunning Managers:	Barclays Capital Inc. J.P. Morgan Securities LLC
Co-Manager:	SunTrust Robinson Humphrey, Inc. Wells Fargo Securities, LLC

Note: A securities rating is not a recommendation to buy, sell or hold a security and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Barclays Capital Inc. toll-free at (888) 603-5847; or J.P. Morgan Securities LLC collect at 212-834-4533.